Exhibit 6

Condensed Interim Financial Statements

As at 30 June 2011

www.coebank.org

CEB – Condensed Interim Financial Statements as at 30 June 2011	1

Comments on financial results as at 30 June 2011

Despite the financial markets’ concerns relating to sovereign debt and within the complex economic context of euro zone countries during the first six months of 2011, the CEB continued to perform its role of an international financial institution with a social vocation, in conformity with its mandate.

In terms of activities, the amounts of projects approved (€ 1.3 billion) and loans disbursed (€ 559 million) are in line with the objectives defined in the Development Plan for 2010-2014 and show volumes similar to the ones of the first semester 2010. The stock of projects approved awaiting financing reached € 5.8 billion compared to € 5.2 billion at end 2010, of which 65% are in favour of the target countries of Central, Eastern and South Eastern Europe. Outstanding loans remained stable and stood at nearly € 11.9 billion at 30 June 2011.

The Bank issued debt instruments with maturity of more than one year for a total amount of € 2.0 billion. The amount of debt, which supports the Bank’s operations, dropped from € 19.9 billion at 31 December 2010 to € 19.4 billion at 30 June 2011. This decrease is mainly due to the foreign exchange variation between the USD and the Euro during this period.

The net profit (unaudited) at 30 June 2011 amounted to € 55.4 million, a decrease of € 8.3 million (-13.1%) compared to the same period in 2010. This result is mainly due to the recovery during the first half of 2010 of a non-recurring gain of € 16.1 million recorded under the heading “Cost of risk”, following the execution of a favourable final court decision for the CEB, pursuant to a lawsuit against one of its paying agents.

Equity at 30 June 2011 stood at nearly € 2.2 billion, whereas own funds (equity plus uncalled capital) reached € 5.1 billion.

Total assets amounted to € 24.3 billion, a decrease of 1.6% compared to year-end 2010.

Key figures as at 30 June 2011

(in million euros)

	30/06/2011 *	30/06/2010 *	31/12/2010
Loans disbursed	559	704	1 782
Projects approved	1 289	1 550	2 267
Commitments signed	620	859	2 311
Loans outstanding	11 922	11 994	11 988
Issues	2 013	1 551	3 123
Own funds	5 086	4 914	4 987
(end 2010 after allocation of profit)
Equity	2 153	1 980	2 054
(end 2010 after allocation of profit)
Total assets	24 326	24 450	24 721
Net profit	55	64	116
* unaudited

CEB – Condensed Interim Financial Statements as at 30 June 2011	2

Balance sheet

As at 30 June 2011 (unaudited) and 31 December 2010 (audited)

In thousand euros
Assets	Notes	30/06/2011	31/12/2010

Cash in hand, balances with central banks		270 110	230 316
Financial assets at fair value through profit or loss		934 809	1 216 278
Hedging derivative instruments		988 653	1 226 344
Available-for-sale financial assets	B	4 556 010	6 332 058
Loans and advances to credit institutions and to customers
Loans	A	12 022 145	12 115 390
Advances	A	3 382 273	1 322 336
Financial assets held to maturity	B	2 132 380	2 241 862
Tangible and intangible assets		31 688	31 297
Other assets		7 638	5 125
Total assets		24 325 706	24 721 006

Liabilities
Financial liabilities at fair value through profit or loss		1 350 462	1 275 923
Hedging derivative instruments		356 224	445 669
Amounts owed to credit institutions and to customers	C	84 494	100 809
Debt securities in issue	C	19 385 843	19 855 536
Other liabilities		826 235	823 133
Selective Trust Account (STA)		82 290	78 733
Provisions		87 425	82 548
Total liabilities		22 172 973	22 662 351

Capital	D
Subscribed		3 303 450	3 303 450
Uncalled		(2 933 712)	(2 933 712)
Called		369 738	369 738
General reserve		1 797 501	1 686 636
Gains or losses recognised directly in equity		(69 907)	(113 584)
Net profit for the year		55 401	115 865
Total equity		2 152 733	2 058 655

Total liabilities and equity		24 325 706	24 721 006

CEB – Condensed Interim Financial Statements as at 30 June 2011	3

Income statement

For the six months ended 30 June 2011 (unaudited) and 30 June 2010 (unaudited)

In thousand euros
	Notes	30/06/2011	30/06/2010

Interest and similar income
Available-for-sale financial assets		28 661	13 224
Loans and advances to credit institutions and to customers		99 588	60 617
Financial assets held to maturity		45 609	46 483
Interest expenses and similar charges
Amounts owed to credit institutions and to customers		(4 985)	(2 582)
Debt securities in issue		(95 572)	(47 076)
Other interest expenses and similar charges		(2 174)	(2 248)
Interest margin	E	71 127	68 418
Net gains or losses from financial instruments at fair value through profit or loss		2 441	(2 621)
Net gains or losses from available-for-sale financial assets		25	32
Commissions and other net expenses		(671)	(1 238)
Net banking income		72 922	64 591

General operating expenses		(16 541)	(15 976)
Net depreciation and amortisation charges of fixed assets		(980)	(855)
Gross operating income		55 401	47 760
Cost of risk			15 986
Net profit		55 401	63 746

CEB – Condensed Interim Financial Statements as at 30 June 2011	4

Statement of comprehensive income

For the six months ended 30 June 2011 (unaudited) and 30 June 2010 (unaudited)

In thousand euros

	30/06/2011	30/06/2010
Net profit	55 401	63 746

Changes in value of available-for-sale financial assets	43 677	(49 621)
Changes in value of available-for-sale financial assets recognised in the income statement for the period		13 590
Other elements of comprehensive income	43 677	(36 031)
Total	99 078	27 715

Statement of changes in equity

For the six months ended 30 June 2011 (unaudited) and 30 June 2010 (unaudited)

In thousand euros
	Called capital	Reserves and result	Gains or losses recognised directly in equity	Total equity
Equity as at 31 December 2009	369 738	1 692 636	(103 602)	1 958 772
Appropriation of profit for the 2009 financial year		(6 000)		(6 000)
Profit for the six months ended 30 June 2010		63 746		63 746
Changes in value of assets and liabilities			(36 031)	(36 031)
recognised directly in equity
Equity as at 30 June 2010	369 738	1 750 382	(139 633)	1 980 487

Equity as at 31 December 2010	369 738	1 802 501	(113 584)	2 058 655
Appropriation of profit for the 2010 financial year		(5 000)		(5 000)
Profit for the six months ended 30 June 2011		55 401		55 401
Changes in value of assets and liabilities			43 677	43 677
recognised directly in equity
Equity as at 30 June 2011	369 738	1 852 902	(69 907)	2 152 733

CEB – Condensed Interim Financial Statements as at 30 June 2011	5

Statement of cash flows

For the six months ended 30 June 2011 (unaudited) and 30 June 2010 (unaudited)

In thousand euros
Six months ended 30 June		30/06/2011	30/06/2010

Profit for the six months		55 401	63 746
+/-	Net depreciation charges of tangible and intangible assets	980	855
+/-	Net provision charges		(15 986)
+/-	Net loss/net profit from investing operations	7 930	15 942
+/-	Other movements	9 000	18 593
	Total of non-monetary items included in the result	17 910	19 404

+/-	Cash flows related to operations with credit institutions and customers	39 468	304 101
+/-	Cash flows related to other operations affecting financial assets or liabilities	1 212 145	(1 158 899)
+/-	Cash flows related to operations affecting non-financial assets or liabilities	(8 074)	856 309
	Net decrease /(increase) of assets and liabilities resulting from operating activities	1 243 539	1 511
	Total net cash flows from operating activities (a)	1 316 850	84 661

+/-	Cash flows related to financial assets held to maturity	97 209	98 316
+/-	Cash flows related to tangible and intangible assets	(1 371)	(574)
	Total net cash flows from investing operations (b)	95 838	97 742

+/-	Cash flows from/to Member States	4 799	7 787
+/-	Cash flows from debt securities in issue	694 056	(456 503)
	Total net cash flows from financing operations (c)	698 855	(448 716)

	Effects of changes in foreign exchange rates on cash and cash equivalents (d)	(1 910)	1 879

	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)	2 109 633	(264 434)

Cash and cash equivalents at the beginning of the financial year		1 532 173	1 668 517
	Cash in hand, balances with central banks	230 315	386 883
	Advances repayable on demand and term deposits with credit institutions	1 301 858	1 281 634

Cash and cash equivalents at the end of the financial year		3 641 806	1 404 083
	Cash in hand, balances with central banks	270 110	186 820
	Advances repayable on demand and term deposits with credit institutions	3 371 696	1 217 263
	Changes in cash and cash equivalents	2 109 633	(264 434)

CEB – Condensed Interim Financial Statements as at 30 June 2011	6

Notes to the financial statements

The Bank’s objectives

“The primary purpose of the Bank is to help in solving the social problems with which European countries are or may be faced as a result of the presence of refugees, displaced persons or migrants consequent upon movements of refugees or other forced movements of populations and as a result of the presence of victims of natural or ecological disasters.

The investment projects to which the Bank contributes may be intended either to help such people in the country in which they find themselves or to enable them to return to their countries of origin when the conditions for return are met or, where applicable, to settle in another host country. These projects must be approved by a member of the Bank.

The Bank may also contribute to the realisation of investment projects approved by a member of the Bank which enable jobs to be created in disadvantaged regions, people in low income groups to be housed or social infrastructure to be created”.

(Articles of Agreement, Article II).

Sectors of action

The Bank (CEB) contributes to the implementation of socially-orientated investment projects in favour of social cohesion through three major sectoral lines of action, namely the strengthening of social integration, management of the environment and supporting public infrastructure with a social vocation.

Its actions comply with eligibility criteria specific to each sectoral line of action, thus reflecting not only the CEB’s specific social vocation, but also the development logic underpinning all its activity.

In accordance with resolution 1522 (2009) approved by the Administrative Council on 20 November 2009, each of these three action lines involves the following fields:

—	Strengthening of social integration

To contribute to strengthening social integration and thus to attack the roots of exclusion means, at operational level, acting in favour of refugees, migrants and displaced persons, promoting social housing and the creation and preservation of jobs, improving living conditions in urban and rural areas.

—	Management of the environment

To contribute to managing the environment means not only systematically responding to emergency situations in the event of natural or ecological disasters, but also promoting protection of the environment and preservation of historic and cultural heritage.

—	Supporting public infrastructure with a social vocation

An integrated approach to support the development of public infrastructure with a social vocation in the key sectors of health, education, vocational training and administrative and judicial public services in the long term facilitates more dynamic and more equitable social and economic growth, thus promoting individual fulfilment and collective well-being.

CEB – Condensed Interim Financial Statements as at 30 June 2011	7

Summary of accounting policies applied by the Bank

The International Financial Reporting Standards (IFRS) have been applied to the Bank’s financial statements since 1 January 2005 (date of first application), in conformity with the recommendations of IFRS 1, “First-time adoption of International Financial Reporting Standards” and in keeping with the other standards of the IFRS, taking into account the version and the interpretations of the standards as adopted by the European Union (*). These standards exclude several provisions of IAS 39 as approved by the IASB regarding hedge accounting.

The content of this publication is in compliance with IAS 34 concerning interim financial information, which allows for the publication of condensed half-year financial statements as well as selected notes to the financial statements.

The entry into force of the other standards with mandatory application after 1 January 2011 had no impact on the condensed financial statements for the six months ended 30 June 2011.

The CEB did not apply in advance the new standards, amendments or interpretations adopted by the European Union since their application was still optional in 2011.

The half-year financial statements are unaudited.

This interim financial information is to be read together with the financial statements prepared for the year ended 31 December 2010 (available on the Bank’s website www.coebank.org).

The reported half-year profits do not necessarily reflect full-year profits.

Ratios

As a supranational financial institution, the CEB is not subject to Member States’ regulatory ratios, Basel Committee Recommendations or European Union directives. However, the CEB has decided to apply these regulations as framework guidelines for its risk management and control policy.

Within the context of its project financing activities and treasury management, the CEB is exposed to four main types of risks: credit risk, market risk, liquidity risk and operational risk.

Prudential ratios	30/06/2011	30/06/2010	31/12/2010
Capital adequacy ratio	26.6%	21.7%	23.5%
Risk asset coverage ratio	48.6%	50.2%	50.7%
Indebtedness ratio	3.72	3.66	3.78
Portfolio ratio	1.86	1.90	1.86
Strenghtened liquidity ratio	116.7%	75.2%	121.1%
Other ratio
Cost-to-income ratio (1)	24.0%	26.1%	25.4%

(1)	The Cost-to-income ratio equals general operating expenses (including net depreciation and amortisation charges of fixed assets) divided by net banking income.

(*)	A complete reference guide of standards adopted within the European Union is available on the European Commission website: http://ec.europa.eu/internal_market/accounting/ias/standards_en.htm

CEB – Condensed Interim Financial Statements as at 30 June 2011	8

Notes to the financial statements

Note A – Loans and advances to credit institutions and to customers

This heading covers loans to credit institutions and to customers and deposits to credit institutions.

In thousand euros

Breakdown of loans by category of borrower	30/06/2011	31/12/2010
Loans to credit institutions
Loans	6 907 618	7 040 588
Interest receivable	17 858	15 680
Unpaid receivables	445	436
Depreciation on loans to credit institutions	(1 847)	(1 837)
Sub-total	6 924 074	7 054 867
Loans to customers
Loans	5 014 680	4 947 375
Interest receivable	28 381	25 976
Sub-total	5 043 061	4 973 351
Value adjustment of loans hedged by derivative instruments	55 010	87 172
Total loans	12 022 145	12 115 390
Advances
Advances repayable on demand	2 636	4 405
Advances with agreed maturity dates or periods of notice	3 375 978	1 317 420
Sub-total	3 378 614	1 321 825
Interest receivable	3 659	511
Total advances	3 382 273	1 322 336

CEB – Condensed Interim Financial Statements as at 30 June 2011	9

Breakdown of outstanding loans by borrower country as at 30 June 2011 and 31 December 2010:

In thousand euros

Breakdown by borrowers’ country location	30/06/2011%		31/12/2010%

Poland	1 337 245	11.22	1 304 019	10.88
Hungary	1 152 222	9.66	1 168 614	9.75
Spain	1 126 837	9.45	1 213 110	10.12
France	944 329	7.92	951 224	7.93
Italy	937 032	7.86	1 010 316	8.43
Germany	767 363	6.44	678 008	5.66
Romania	762 971	6.40	765 403	6.38
Cyprus	644 022	5.40	639 268	5.33
Finland	637 542	5.35	673 042	5.61
Turkey	591 772	4.96	615 970	5.14
Portugal	570 036	4.78	471 598	3.93
Denmark	275 000	2.31	280 000	2.34
Croatia	268 482	2.25	266 640	2.22
Greece	250 951	2.10	270 858	2.26
Sweden	232 801	1.95	234 022	1.95
Iceland	229 641	1.93	237 535	1.98
Latvia	173 279	1.45	173 735	1.45
Slovenia	151 016	1.27	156 391	1.30
Belgium	142 750	1.20	120 750	1.01
Ireland	104 804	0.88	106 189	0.89
Albania	87 128	0.73	76 164	0.64
Bosnia and Herzegovina	77 095	0.65	85 477	0.71
Malta	70 700	0.59	78 250	0.65
Bulgaria	65 732	0.55	71 667	0.60
Norway	65 000	0.55	126 500	1.06
Lithuania	52 062	0.44	54 029	0.45
Serbia	48 077	0.40	50 923	0.42
Slovak Republic	42 827	0.36	20 151	0.17
“the former Yugoslav Republic of Macedonia”	42 071	0.35	39 099	0.33
Czech Republic	31 050	0.26	31 333	0.26
Estonia	20 167	0.17	7 435	0.06
Montenegro	10 000	0.08
Moldova	9 713	0.08	9 313	0.08
San Marino	581	0.01	930	0.01
Total	11 922 298	100.00	11 987 963	100.00

CEB – Condensed Interim Financial Statements as at 30 June 2011	10

Breakdown of loan disbursements by borrower country for the six months ended 30 June 2011 and 30 June 2010:

In thousand euros

Breakdown of disbursements by borrowers’ country location	30/06/2011%		30/06/2010%

Germany	126 863	22.68	212 500	30.20
Portugal	100 000	17.88	25 000	3.55
Poland	72 676	12.99	70 662	10.04
Spain	60 000	10.72	85 000	12.08
Turkey	53 047	9.48	58 520	8.32
Slovak Republic	25 000	4.47	4 126	0.59
Belgium	25 000	4.47
Cyprus	20 000	3.57	44 810	6.37
Italy	16 000	2.86	20 000	2.84
Estonia	14 042	2.51	5 000	0.71
Albania	11 500	2.06	15 074	2.14
Romania	10 800	1.93
Croatia	10 000	1.79
Montenegro	10 000	1.79
“the former Yugoslav Republic of Macedonia”	3 700	0.66
Moldova	400	0.07	300	0.04
Bosnia and Herzegovina	386	0.07	1 085	0.15
Slovenia			54 000	7.68
France			50 000	7.11
Finland			50 000	7.11
Bulgaria			7 500	1.07
Total	559 415	100.00	703 577	100.00

CEB – Condensed Interim Financial Statements as at 30 June 2011	11

Note B – Securities portfolio

In thousand euros

30/06/2011	31/12/2010

	Balance sheet value (*)	Gains or losses recognised directly in equity	Balance sheet value (*)	Gains or losses recognised directly in equity
Available-for-sale financial assets
Treasury bills and similar securities	433 478	(6 634)	967 094
Debt securities and other fixed income securities	4 121 588	(63 692)	5 364 019	(114 003)
Shares and other variable-yield securities	1 379		1 380
Provisions for depreciation	(435)	419	(435)	419
Total	4 556 010	(69 907)	6 332 058	(113 584)

Financial assets held to maturity
Treasury bills and similar securities	1 092 610		1 230 872
Debt securities and other fixed income securities	1 039 770		1 010 990
Total	2 132 380		2 241 862

Total securities portfolio	6 688 390	(69 907)	8 573 920	(113 584)

(*) Including accrued interest

None of the securities classified under the available-for-sale financial assets or financial assets held to maturity categories was given as a guarantee in 2011 and 2010.

Note C - Amounts owed to credit institutions and to customers and debt securities in issue

In thousand euros

	30/06/2011	31/12/2010

Amounts owed to credit institutions and to customers
Interest-bearing accounts	77 543	80 784
of which, European Union	74 089	76 592
Borrowings and term deposits	6 919	19 968
Interest payable	32	57
Total	84 494	100 809
Debt securities in issue
Bonds	18 560 075	18 840 958
Interest payable	258 166	426 967
Value adjustment of debt securities in issue hedged by derivative instruments	567 602	587 611
Total	19 385 843	19 855 536

CEB – Condensed Interim Financial Statements as at 30 June 2011	12

Note D – Capital

The capital consists of participating certificates of €1 000 each. Each participating certificate represents one vote. All Member States of the Council of Europe or other states, upon authorization by the Governing Board, may subscribe to the capital. This subscription is effective upon acceptance of the Articles of Agreement.

In thousand euros

Members	Subscribed capital	Uncalled capital	Called capital	Percentage of subscribed capital

Germany	549 692	489 000	60 692	16.640%
France	549 692	489 000	60 692	16.640%
Italy	549 692	489 000	60 692	16.640%
Spain	358 504	318 922	39 582	10.852%
Turkey	233 077	207 344	25 733	7.056%
Netherlands	119 338	106 161	13 177	3.613%
Belgium	98 634	87 746	10 888	2.986%
Greece	98 634	87 746	10 888	2.986%
Portugal	83 538	74 315	9 223	2.529%
Sweden	83 538	74 315	9 223	2.529%
Poland	76 988	68 488	8 500	2.331%
Switzerland	53 824	43 229	10 595	1.629%
Denmark	53 823	47 879	5 944	1.629%
Norway	41 889	37 264	4 625	1.268%
Finland	41 889	37 264	4 625	1.268%
Bulgaria	37 491	33 352	4 139	1.135%
Romania	35 963	31 993	3 970	1.089%
Ireland	28 998	25 797	3 201	0.878%
Hungary	26 884	23 916	2 968	0.814%
Czech Republic	25 833	22 981	2 852	0.782%
Luxembourg	20 849	18 547	2 302	0.631%
Serbia	15 511	13 799	1 712	0.470%
Croatia	12 831	11 414	1 417	0.388%
Cyprus	11 934	10 617	1 317	0.361%
Slovak Republic	11 380	10 123	1 257	0.344%
Albania	8 034	7 147	887	0.243%
Latvia	7 688	6 840	848	0.233%
Estonia	7 637	6 794	843	0.231%
“the former Yugoslav Republic of Macedonia”	7 637	6 794	843	0.231%
Lithuania	7 556	6 722	834	0.229%
Slovenia	7 380	6 565	815	0.223%
Iceland	6 089	5 417	672	0.184%
Malta	6 089	5 417	672	0.184%
Georgia	5 928	5 274	654	0.179%
Bosnia and Herzegovina	5 816	5 174	642	0.176%
Montenegro	3 952	3 516	436	0.120%
Moldova	3 294	2 930	364	0.100%
San Marino	2 921	2 478	443	0.088%
Liechtenstein	2 921	2 374	547	0.088%
Holy See	82	58	24	0.002%
Total at 30 June 2011	3 303 450	2 933 712	369 738	100.000%
Total at 31 December 2010	3 303 450	2 933 712	369 738

CEB – Condensed Interim Financial Statements as at 30 June 2011	13

Note E – Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

Changes in value calculated exclusive of accrued interest on financial instruments are accounted for under “Net gains or losses from financial instruments at fair value through profit or loss”.

Interest income and expenses from fair value hedging derivatives are shown together with the income and expenses arising from those items for which they provide the risk coverage.

In thousand euros

	30/06/2011	30/06/2010

Available-for-sale financial assets
Securities transactions	36 518	21 665
Hedging derivatives	(7 857)	(8 441)
Sub-total	28 661	13 224

Loans and advances to credit institutions and to customers
Loans (exclusive of interbanking)	129 069	106 808
Advances	12 862	1 995
Hedging derivatives	(42 343)	(48 186)
Sub-total	99 588	60 617

Financial assets held to maturity
Securities transactions	45 609	46 483
Sub-total	45 609	46 483

Amounts owed to credit institutions and to customers
Deposits	(4 942)	(2 517)
Interest-bearing accounts	(43)	(65)
Sub-total	(4 985)	(2 582)

Debt securities in issue
Bonds	(399 627)	(410 838)
Hedging derivatives	304 055	363 762
Sub-total	(95 572)	(47 076)
Other interest expenses and similar charges	(2 174)	(2 248)
Interest margin	71 127	68 418

CEB – Condensed Interim Financial Statements as at 30 June 2011	14